SHARE PURCHASE AGREEMENT

                    for the direct and indirect sale of

                             all the shares of

                            FIR GROUP COMPANIES

                                     to

                     FIR GROUP HOLDINGS ITALIA, S.r.l.




                                                        DATED: MARCH 21, 1997

                          SHARE PURCHASE AGREEMENT

                  entered into this 21st day of March 1997

                                  BETWEEN

Mr. Carlo Bergamaschi, an Italian citizen, married under property separation regime domiciled at Parma, Via Sarzana n. 5, fiscal code No. BRG CRL 30A11 H384P; and



     Mr. Paolo Bergamaschi, an Italian citizen, domiciled at Parma Via Sarzana n. 5, fiscal code No.BRG PLA 69C27 G337C; and


     Mr. Andrea Salati, an Italian citizen, married under property separation regime domiciled at Parma, Via Sarzana n. 5, fiscal code No.SLT NDR 65M08 G337I,


the above collectively referred to as the "Bergamaschi Group", and



TULIPA GESTAO e SERVICOS S.A., a Company formed under the laws of Portugal, with registered office at Sao Pedro, Funchal, Madeira, Portugal, Rua Da Carreira No.138, Register of Companies No.808;

     All of the above, including the Bergamaschi Group, collectively referred to as the "Sellers",



                                    AND



FIR Group Holdings Italia, S.r.l., a limited liability company formed under the law of Italy and in the process of being registered with the Register of Undertakings of Milan, hereinafter referred to as "Holdings" and Motor and Gear Holdings Inc., a Delaware corporation, hereinafter referred to as "Holdings-USA", solely as guarantor as hereinafter described.



The Sellers and Holdings being the Parties hereto.

Preamble:

         WHEREAS, the Sellers own, and at the Closing shall own, directly and indirectly, in the aggregate, not less than all of the shares of capital stock of the FIR Group Companies, consisting of the following:

(a) CIME S.p.A. ("CIME"), a Company formed under the laws of Italy with registered office at Viazzano (Varano de Melegari), Via Piani Riva, 6, Italy, capital stock Lit. 200,000,000 divided into 200,000 shares, par value Lit.1,000 each (presently and at the Closing owned 85% by Tulipa and 15% by the Bergamaschi Group), and
(b) SELIN S.p.A. ("SELIN"), a Company formed under the laws of Italy with registered office at Genova, c/o Studio Commercialisti Associati, Piazza della Vittoria, 8/20, Italy, capital stock Lit. 200,000,000 divided into 200,000 shares, par value Lit. 1,000 each (presently and at the Closing owned 98% by CIME and 2% by Paolo Bergamaschi), and
(c) FIR S.p.A., ("FIR"), a Company formed under the laws of Italy with registered office at Casalmaggiore (PR) Via Roma 19,Italy, capital stock Lit. 9,800,000,000 divided into 9,800,000 shares, par value Lit. 1,000 each (presently and at the Closing owned 50% by SELIN and 50% by Tulipa)

(CIME, SELIN and FIR being hereinafter sometimes individually referred as a FIR Group Company and collectively referred to as the "FIR Group
Companies")

         WHEREAS Sellers are willing to sell their shares in the FIR Group Companies, and Holdings is willing to purchase the Sellers' shares in the FIR Group Companies.

         NOW, THEREFORE, the Parties hereto agree as follows acknowledging to each other that the above premises and Exhibits attached hereto are an integral part to this Agreement:

                          Article 1 -- Definitions
                          ------------------------

1.1      Laws; Accounting Principles.
         ---------------------------

         For the purpose of this Agreement, "laws" shall include, without limitation, all United States, Italian, and foreign, federal, state and local laws, statutes, rules, regulations, codes, notices, decisions or demand letters issued, entered or promulgated pursuant to any United States, Italian, and foreign, federal, state or local law. For the purpose of this Agreement, "Accounting Principles", "GAAP" or "generally accepted accounting principles" shall, unless otherwise stated, mean such principles, applied on a consistent basis, as set forth in Opinions of the accounting arinciples governing body of the Italian Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards regulatory board which are applicable in the circumstances as of the date in question, for use and application in Italy.



                Article 2 -- Purchase and Sale of the Shares
                --------------------------------------------
                                                         2

2.1      Purchase and Sale.
         ------------------

         Subject to the terms and conditions of this Agreement, the Sellers hereby undertake to assign and sell, on the Closing Date, the following shares to Holdings:

     (a) Mr. Carlo Bergamaschi undertakes to sell and assign 10,000 shares of CIME;

         (b) Mr. Paolo Bergamaschi undertakes to sell and assign 10,000 shares of CIME and 4,000 shares of SELIN;

         (c) Mr. Andrea Salati undertakes to sell and assign 10,000 shares of CIME;

         (d) TULIPA undertakes to sell and assign170,000 shares of CIME and 4,900,000 shares of FIR.

         All of the shares to be sold and assigned hereunder being hereinafter referred to as the "Stock". Holdings undertakes to purchase and accept the assignment of the Stock on the terms and conditions set forth herein.

   Article 3 -- Purchase Price, Reduction, Adjustments, and Closing Date
   ---------------------------------------------------------------------

3.1      Base Purchase Price, Reduction and Adjustment.
         ---------------------------------------------

         (a) Base Purchase Price. The Parties agree that the aggregate base purchase price payable at the Closing for the Stock to be sold and purchased hereunder is Lit. 82,110,000,000, (the "Base Purchase Price") and shall be subject to reduction and adjustment as set forth in subsections
(b)(i), (c) and (d) hereof. In no event the adjustments pursuant to( c) and
(d) shall exceed, in the aggregate, the amount of the Price Deposit Account, as defined below.

         (b)(i) Price Reduction for Unpaid Indebtedness. The Base Purchase Price shall be reduced by an amount equal to all unpaid principal and interest (including interest, costs, loss or penalty due as a result of any interest rate exchange agreements, change in ownership or early payment of debt) on all indebtedness of the FIR Group Companies owed on March 31, 1997 to third party financial institutions. Exhibit A hereto sets forth the names and an estimate of the unpaid balances due to such institutions on February 28, 1997.

         (b)(ii) Price Date, Financials and Computations Immediately after the Price Date, at no cost to the Sellers, Holdings will have prepared by Coopers & Lybrand an audited balance sheet of the Fir Group Companies (hereinafter in Section 3, "FGC") as of the Price Date and a statement of income for the eight months ended on the Price Date, together with a calculation of FGC's DFCE and the EBIT (defined in Section 3.1(d) below) (the "Price Date Financials and Computations"). The Sellers and Holdings will provide for all year-end expense and other accounting adjustments on a pro-rata basis prior to the preparation of the Price Date Financials and Computations. Sellers' accountants shall be allowed to participate in the preparation of the Price Data Financials and Computations. The Price Date Financials and Computations will be completed within 120 days after the Price Date and delivered to the Sellers for review. Any dispute regarding the Price Date Financials and Computations shall be resolved in accordance with Article 13.

         In preparing the Price Date Financials Coopers & Lybrand shall apply such specific GAAP as were applied by FGC in preparing the audited consolidated financials as of 31/07/1996.

         In preparing the Computations, Coopers & Lybrand shall apply the methods and principles specifically described in Exhibit C.

         (c) DFCE Price Adjustment. The Base Purchase Price shall be adjusted in the manner set forth in this Section 3.1(c) (the "DFCE Price Adjustment Amount").

                  (i) DFCE. "DFCE" shall mean debt free common equity of the FIR Group Companies at March 31, 1997 (the "Price Date") and shall equal (x) the aggregate Lira amount of FGC's Total Assets (as defined below) less (y) the aggregate Lira amount of all FGC's liabilities except net worth, unpaid indebtedness as defined above in article 3(1)(b)(i) and income taxes payable. For example purposes only, FGC's DFCE as of July 31, 1996, is set forth on Exhibit B. In the calculation of DFCE, FGC will use Italian GAAP, including all year end accruals and adjustments and shall include and reflect the Acquisition of TEA consolidated on a line by line basis (defined below). The minimum DFCE at the Price Date shall be Lit.____________, or such amount as will result from the audited consolidated balance sheet as of July 31st 1996 prepared by Coopers & Lybrand pursuant to section 11.6.(d)(i).

                  (ii) Definition of Total Assets. "Total Assets" shall mean the amount of all assets other than cash and cash equivalents (net of reserves for bad debts and similar "contra-asset" items) and tax credits of FGC as reflected in the Price Date Financials and Computations (defined below).

                  (iii) Postclosing DFCE Adjustments Immediately after the completion of the Price Date Financials and Computations, and the review and acceptance of the same by the Sellers or upon the resolution of any disputes regarding the same in accordance with the above, to the extent that there is a deficiency in the DFCE requirement described in Subsection 3.1(c)(i), such deficiency ("DFCE Deficiency") shall be paid by the Escrow Agent to Holdings from the Price Deposit Account in accordance with the Escrow Agreement, provided however that in no event the amounts so payable shall exceed the amount of the Price Deposit Account or such portion thereof as is still outstanding following any EBIT Price Adjustment pursuant to article 3.1.(d) below.And further provided that the DFCE Deficiency shall not be subject to the Basket Limitation (defined in Section 7.1(c)). To the extent there is a surplus over the minimum DFCE requirement, such surplus shall be paid over to the Sellers, by Holdings.

         (d) EBIT Price Adjustment. The Base Purchase Price payable at Closing shall be subject to adjustment in the manner set forth in this
Section 3.1(d) (the "EBIT Price Adjustment"). The Sellers and Holdings agree to adjust the Base Purchase Price by an amount equal to and determined by application of the following formula:

                  (i) "EBIT" means the consolidated net income of FGC before amortization of goodwill, including goodwill allocated to real estate and pallets, extraordinary items and interest expense and income taxes as shown in the Price Date Financials and Computations.

                  (ii) "A" means shortage of 1996 EBIT of FGC as described in Section 6.6(d) from that shown on the audited 1996 income statement prepared by Coopers & Lybrand as described in Section 11.6(d)(i).

                  (iii) "B" means shortage of August to March ("A/M") 1997 EBIT, as determined by Coopers & Lybrand in the Price Date Financials and Computations of FGC (including the contributions to EBIT by the TEA Acquisition from January 1, 1997 to the Price Date), from A/M 1997 EBIT target.

                  (iv) "A/M 1997 EBIT Target" means Lit. 7,904,000,000.

                  (v) The formula is the sum of A + B divided by 20 and the result multiplied by 12 and then multiplied by 3 = X
                                                  ---
                  (vi) "X" equals the EBIT Price Adjustment.

         The EBIT Price Adjustment amount, if any, shall be paid over to Holdings or the Sellers by the Escrow Agent from the Price Deposit Account within fifteen working days after same is computed by Coopers & Lybrand, if not objected to in writing by the Sellers or Holdings. In the event of a written objection to such computation by either party, the Escrow Agent shall hold and invest that portion of the price adjustment amounts which is in dispute and shall deliver the balance of the escrow funds to Holdings and Sellers, as their interest may appear. The disputed amount shall be resolved and distributed in accordance with Article 13 hereof. Interest and increases on the funds held by the Escrow Agent shall be paid pro rata to Holdings and Sellers in accordance with their distributive share of the Escrow Funds, as finally determined.

         (e) Interest on the Final Price. Holdings shall pay to the Sellers interest on the amount of the Base Purchase Price, less the reduction pursuant to Section 3.1(b), paid to Sellers pursuant to this Section 3.1, at an annual rate equal LIBOR at Price Date computed from the Price Date to the Closing Date.

3.2      Payment of Base Purchase Price.
          -----------------------------

         (a)      Closing.
                  -------

                  (i) At the Closing, which shall take place on the Closing Date defined in Article 3.6 below, Lit.82,110,000,000 less the reduction for indebtedness described in Section 3.1(b)(i), plus interest pursuant to
Article 3.1.(e) shall be paid by Holdings to Sellers simultaneously with the endorsementand delivery of the Stock by Sellers to Holdings.

                  (ii) Simultaneously, Lit. 11,755,000,000 (the "Price Deposit Account") shall be paid over by Sellers to the Escrow Agent to be held pursuant to the Escrow Agreement (Exhibit D-3) to secure, and be available to pay, Holdings or Sellers any DFCE Price Adjustment (as defined in Section 3.1(c)) or any EBIT Price Adjustment (as defined in Section 3.1(d) hereof).

                  (iii) Simultaneously, the Sellers shall deposit (a) Lit. 5,500,000,000 of the Base Purchase Price (the "Warranty Deposit Account") with the Escrow Agent as provided in Article 7.3 below pursuant to the Escrow Agreement D-1to guarantee the obligations of the Sellers under
Article 5 through 8 of this Agreement, and

                   (iv) Simultaneously the Sellers shall deposit Lit. 483,000,000 of the Base Purchase Price (the "Environmental Deposit Amount") with the Escrow Agent as provided in section 7.5 below, to be held pursuant to the Environmental Escrow Agreement in the form attached hereto on Exhibit D-2.

         (b) The Escrow Agreements shall be in the form attached hereto as Exhibit D-1, D-2 and D-3 with such changes as may be reasonably required by the Escrow Agent (as defined therein).

3.3      Additional Purchase Price.
         -------------------------

         (a) As additional purchase price, Holdings agrees to pay to Sellers within sixty (60) days after July 31, 2000 the amount of Lit. 4,830,000,000 if, and only if, the Annual Net Sales (as hereinafter defined) for the year ended July 31, 2000 of the going concern of FGC, Tea and Fratelli Moretti, if acquired equal or exceed Lit. 80,000,000,000.

         (b) In addition to the above Lit. 4,830,000,000 payment, at the time of the payment in Section 3.3(a), Holdings shall pay to Sellers an amount equal to Lit. 322 for each Lit. 1,000 in Annual Net Sales in excess of Lit. 80,000,000,000 in Annual Net Sales for the year ended July 31, 2000, of the going concern of FGC, Tea and Fratelli Moretti, if acquired. Provided, however, the maximum additional payment from Holdings to Sellers pursuant to this Section 3.3 (b) shall be Lit. 3,220,000,000, representing Annual Net Sales of Lit. 90,000,000,000 (or a total of Lit. 8,050,000,000 including the Lit. 4,830,000,000 in 3.3 (a) above). For purposes of this
Section 3.3 (b), Annual Net Sales shall be defined as "the net amount of the invoice rendered for each sale of product exclusive of freight and transportation costs (including insurance), returns, customs, duties, and any applicable sales or similar taxes" and shall be determined by reference to Annual Net Sales of businesses owned and operated by FGC at the time of Closing (as hereinafter defined) hereunder, and not by reference to any acquisitions of any businesses or subsidiaries other than Fratelli Moretti after the Closing. In the event that Holdings or the FIR Group Companies acquire the stock or substantially all of the assets of another business enterprise (other than Fratelli Moretti) after the closing (an "Acquisition"), the Net Sales of the Acquisition shall be elimated for purposes of this additional purchase price computation.

3.4 Other Obligations. It is agreed that the Purchase Price is inclusive of the consideration for all of the other obligations of the Sellers pursuant to this Agreement, including those set forth in Article 10 hereof.

3.5 Purchase Price Allocation. The Purchase Price shall be allocated among the Sellers in accordance with Exhibit E attached hereto.

3.6 Closing Date and Conditions to Closing. Closing (the "Closing") shall be held on April 30, 1997, or on such other date (the "Closing Date") mutually agreed upon at such place or places as Holdings shall designate. Each party has the right at any time to extend the Closing Date for a period of up to fourteen (14) business days from the date stated above, by written notice to the other party or parties. Prior to the Closing and as a condition thereto, Holdings shall have caused the Sellers to be released of the guarantees issued in favor of the banks extending credit to the FIR Group Companies prior to Closing.

                     Article 4 -- Antitrust Compliance
                     ----------------------------------

4.1      Antitrust.
         ---------

         The Parties acknowledge that the transaction contemplated herein is not subject to the authorization of the Italian antitrust authorities.


    Article 5 - Books, Contracts and Records of the FIR Group Companies
    -------------------------------------------------------------------

5.1      Books, etc.
         -----------

         The Sellers undertake, represent and warrant that originals, or true, complete and correct copies, of all books, contracts and records of the FIR Group Companies have been or shall be, within 20 days from the execution of this Agreement, made available to Holdings by Sellers, and that such books, contracts and records are accurate and correct.



                 Article 6 - Warranties and Representations


         In addition to all other representations and warranties made by the Sellers elsewhere herein, the Sellers jointly and severally represent and warrant to Holdings the following:

6.1      Regarding the FIR Group Companies.
         ----------------------------------

         (a) The FIR Group Companies are corporations duly organized, validly existing and in good standing under the applicable laws, and are duly qualified to carry on their business in the places and manners in which they are presently conducted.

         (b) None of the FIR Group Companies is insolvent or in a situation contemplated by Art. 2446 or 2447 of the Italian Codice Civile, or has been declared bankrupt and no action or request is pending to declare any of the FIR Group Companies bankrupt or to make any of the FIR Group Companies subject to any proceeding contemplated by Italian Bankruptcy law or similar statutes.

         (c) The FIR Group Companies' Deeds of Incorporation and By-laws in force have been duly adopted, approved, published and recorded in compliance with all requirements of all applicable laws.

         (d) Neither the Deeds of Incorporation nor the By-laws of the FIR Group Companies, nor any agreements between any FIR Group Company and a Seller and/or a third party will affect Holding's control of the FIR Group Companies or ownership of the Shares or the Stock after the completion of the transactions contemplated herein.

         (e) Except as set forth in Exhibit F, FIR Group Companies have no subsidiaries, Affiliates or investments in any other entity or business operation. The term "Affiliates" includes each shareholder, director, officer and employee of FIR Group Companies, the family members of

Sellers, and any director, officer or employee of FIR Group Companies, and any corporation, partnership or other entity in which FIR Group Companies, any Sellers, any family member of Sellers or director or officer of FIR Group Companies has any financial interest or is a controlling person, as that term is used in connection with the federal securities laws of the United States, if such person or entity has, or in the past had, a contractual relationship with or is transacting, or has in the past transacted, business with FIR Group Companies. FIR Group Companies have no Affiliate whose liabilities or obligations will be assumed by Holdings. Exhibit F sets forth a complete list (including the parties) and copies (or a detailed summary in the case of an oral agreement) of all oral or written contracts, arrangements or other agreements to which FIR Group Companies or any Affiliate is, will be or has been a party at any time from August 1, 1992, to the Closing Date, and to which any other Affiliate or FIR Group Companies was or is also a party.

6.2      Regarding the Stock and the other shares of the FIR Group Companies.
         --------------------------------------------------------------------

         (a) The Stock and the shares of SELIN and FIR held, respectively, by CIME and SELIN are duly and validly issued, fully paid in and non-assessable.

         (b) The CIME shares are owned as follows:

                  Mr. Carlo Bergamaschi owns 10,000 shares
                  Mr. Paolo Bergamaschi owns 10,000 shares
                  Mr. Andrea Salati owns 10,000 shares
                  TULIPA owns 170,000 shares

         (c) The SELIN shares are owned as follows:

                  Mr. Paolo Bergamaschi owns 4,000 shares
                  CIME owns 196,000 shares

         (d) The FIR shares are owned as follows:

                  TULIPA owns 4,900,000 shares
                  SELIN owns 4,900,000 shares

         (e) The shares of Stock owned by the Sellers as set forth in
Section 6.2(b) through (d) hereof represent all of the issued and outstanding capital stock of the FIR Group Companies. There are no issued and outstanding options, warrants, rights, securities, contracts, commitments, understandings or arrangements by which any of the FIR Group companies is bound to issue any additional shares of its capital stock or options to purchase shares of its capital stock.

         (f) Each Seller is the sole owner of the Stock belonging to him/it; and at the Closing all of such Stock shall, as a condition to Closing, be free and clear of any pledges, claims, rights, actions, liens or encumbrances; no person firm or entity has negotiations pending concerning or has any option or right, even if conditional, to purchase or to be offered to purchase or otherwise acquire in whole or in part, the Stock or any securities convertible therein or any interest, or right of whatever nature, therein, respectively belonging to them.

         (g) The Sellers have full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

         (h) Except as described in Exhibit G, at Closing the FIR Group Companies will not have any capital shares or other participation in any corporation, partnership, or association.

         (i) Under an agreement between FIR (formerly MEVA) and a pool of banks led by Cariplo, the financing granted to FIR (formerly MEVA) in the original amount of Lit 23,000,000,000 (presently outstanding in the amount of Lit. 13,800,000,000) is immediately repayable in the event any of the shareholders of record as of September 13, 1994 ceases to be a shareholder of FIR or the aggregate participation of all such shareholders of records is reduced below 51% of the capital stock of the FIR Group Companies unless the new shareholders are accepted in writing by said lead bank.

         (j) Each of the FIR Group Companies is and always has been resident for tax purposes only in Italy. No FIR Group Company is liable to pay tax in any country other than Italy. In any country in which a FIR Group Company conducts business other than Italy, such Company is entitled to the benefits of an applicable double tax agreement pursuant to which such business does not constitute a permanent establishment within the meaning of such double tax agreement. Each FIR Group Company has performed all acts necessary to claim all the benefits of those double tax agreements to which it is entitled, including any and all filings and other communications with the relevant taxing authorities as may be required or advisable.

         (k) No FIR Group Company is or has been a member of a consolidated, combined or unitary group for tax purposes in any taxing jurisdiction.

         (l) At no time prior to the Closing Date has any United States corporation, partnership, trust, estate, citizen or resident been a shareholder of any FIR Group Company.

6.3      Regarding the Assets of the FIR Group Companies.
         ------------------------------------------------

         (a) Except as described in Exhibit H/a, the FIR Group Companies have full and undisputed title to all their properties and assets and in the case of real property good and marketable title, free and clear of any claims, rights, actions, liens, encumbrances, mortgages, pledges and privileges. The FIR Group Companies own all of the assets, tangibles and intangibles, recorded or unrecorded, required to operate their businesses consistent with past practices. All of such assets are reflected in the 1996 Consolidated Financial Statements or have been acquired since the date thereof. Other than the real properties reflected in the 1996 Consolidated Financial Statements, the FIR Group Companies have not owned or leased any real property since 1987. All machinery and equipment (including machinery and equipment under lease) presently used by the Fir Group Companies are in normal operating conditions, showing normal wear and tear, and all necessary maintenance and repair work has been duly conducted.

         (b) All leases pursuant to which the FIR Group Companies lease real estate, or other assets (the "Leases") are in good standing and are valid and effective in accordance with their respective terms and no breach has occurred thereunder which has not been remedied. Except for the FIR Group Companies, no other person or entity has any right to, or does in fact, enjoy in whole or part, any of the real estate or other assets covered by the Leases or utilized by the FIR Group Companies in their operations. A copy of all Leases are attached as Exhibit H/b. No such lease requires any consent or approval as a result of the transactions contemplated by this Agreement.

         (c) All raw materials and semifinished goods are in good conditions, fit for the use for which they have been purchased or begun being manufactured; with regard to finished products, all of them are in good condition, comply with their respective specifications and are marketable.

         (d) All accounts receivable shown in the financial statements of the FIR Group Companies as of July 31, 1996 and shown in the accounting records of the FIR Group Companies as of the day of execution of this Agreement and as of the Closing Date (the "Accounts Receivable") were, are and shall be actually due to the FIR Group Companies and have been or shall be collected if the due date is after Closing, within 180 days of their due dates in an aggregate amount not lower than their face value net of the aggregate reserves for bad debts. The Accounts Receivable not collected on their due dates prior to the Closing and still owing on the day of the Closing shall be collected within 180 days from such date of Closing. No Account Receivable is subject to any claim, dispute or set off. Upon expiration of the above terms of 180 days, Holdings shall be entitled to debit the Warranty Deposit Amount (as defined in Section 3.2(a)(iii)) for all accounts which remain uncollected after 180 days subject to the provisions of Section 7.1(b). In case Holdings does not cause the creditor FIR Group Company to initiate a legal proceeding, the Sellers shall have the right to so proceed in the name and on behalf of the FIR Group Company entitled to the payment of such receivable and in general participate in the collection procedure. Sellers shall be entitled to be assigned any receivable which is debited against the Warranty Deposit Amount by the FIR Group Company.

         (e) At no time has any FIR Group Company owned, held, leased, or had any interest in real property located in the United States or had any earnings invested in tangible property located in the United States, stock of a United States corporation, an obligation of a United States person, or any right to use any intangible in the United States.

6.4      Regarding Know-how and Industrial Property.
         -------------------------------------------

         (a) Except as disclosed in Exhibit H/c the FIR Group Companies are in a position to operate their businesses without requiring any know-how, trademark and/or patent licenses from third parties.

         (b) No FIR Group Company or Affiliate has licensed any know-how, trademark or patent owned by any of the FIR Group Companies to third parties.

         (c) Each of the FIR Group Companies has full title and ownership of its corporate name under the applicable laws. All application and renewal fees, costs and charges for patents and trademarks of the FIR Group Companies have been paid on time.

6.5      Regarding the Liabilities Related to Products of the FIR Group
         Companies.
         --------------------------------------------------------------

         Except as disclosed in Exhibit H/d there are no liabilities, accrued or unaccrued, of the FIR Group Companies, including products liability, arising from the sale of the products manufactured and/or sold by them, which products were and will be manufactured and/or sold in compliance with all the applicable laws and regulations.

6.6      Regarding the Consolidated Financial Statements of the FIR Group
         Companies.
         ----------------------------------------------------------------

         (a)      The:

                  (i) FIR Group - 1996 Consolidated Balance Sheet as of 31 July 1996 (the "1996 Balance Sheet"), and the FIR Group - 1996 Consolidated Income Statement for the twelve months ended 31 July 1996 (the "1996 Income Statement") (together referred to as the "1996 Consolidated Financial Statements" and attached here to as Exhibit H/e), have been prepared by IFI REVI SOCIETA DI REVISIONE and drawn up in compliance with the Italian GAAP (as herein defined);

                  (ii) 1995 Balance Sheet as of 31 July 1995 (the "1995 Balance Sheet"), and the 1995 Income Statement for the twelve months ended 31 July 1995 (the "1995 Income Statement") of each of the FIR Group Companies (together referred to as the "1995 Financial Statements"); and

                  (iii) 1994 Balance Sheet as of 31 July 1994 (the "1994 Balance Sheet") of each of the FIR Group Companies present a true and correct accounting representation and results of operations of the FIR Group Companies and their affiliated companies and describe correctly and give a true and faithful picture of the economic, financial and proprietary consolidated (available for 1996) situation of the FIR Group Companies as of the dates and for the periods herein stated.

         (b) The FIR Group - 1995 and 1994 internally-prepared Consolidated Balance Sheets as of July 31, 1995 and 1994, respectively, and the FIR Group 1995 and 1994 (seven months) internally- prepared Consolidated Income Statements for the twelve months ended July 31, 1995 and the seven months ended July 31, 1994, respectively, present true and correct management accounting representations and results of operations of the FIR Group Companies and their affiliated companies and describe correctly and give a true and faithful picture of the economic, financial and proprietary consolidated situation of the FIR Group Companies as of the dates and for the periods stated to the best of the knowledge of Sellers.

         (c) Except to the extent reflected or reserved for in the Consolidated Financial Statements referred to above under Article 6.6(a)(i) the FIR Group Companies had no liabilities or obligations of any nature, which were incurred by them prior to the respective dates of the above mentioned 1996 Consolidated Financial Statements, or arose from transactions entered into or facts, acts or omissions occurring, on or prior to that date, except those incurred in the ordinary course of business and consistent with past practices, but not required under the Italian GAAP to be reflected, or reserved for, in the above described 1996 Consolidated Financial Statements.

         (d)      The FIR Group Companies EBIT for the year ended
July 31, 1996 was and is Lit.  12,929,900,000.

6.7      Regarding Bookkeeping, Taxes and Legal Compliance.
         --------------------------------------------------

     Except as disclosed in Exhibit H/f:

         (a) The FIR Group Companies have regularly, fully and timely paid all net income, capital gains, gross income, gross receipts, sales, use, transfer, value added, ad valorem, franchise, profits, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits and any other taxes or customs duties, any interest, penalties, additions to tax or additional amounts assessed or similarly charged by any taxing authority in any jurisdiction upon FIR Group Company ("Taxes" and, in the singular, a "Tax") which have become due and payable from time to time and appropriate funds have been created in the accounting books and/or financial statements of the FIR Group Companies as any Tax contribution became due and not yet payable. The FIR Group Companies have duly and timely filed all Tax returns and documents required to be filed prior to the Closing including, without limitation, returns and documents covering all the aforesaid Taxes, and such returns and documents are complete, correct and accurate in all respects. For all periods through July 31, 1996, all Tax returns filed by the FIR Group Companies have been examined by the applicable taxing authorities or have been closed by the applicable statute of limitations. A copy of any such returns filed for each taxable period that remain open to audit, review or examination by the relevant taxing authorities and the five most recent closed taxable periods have been provided to Holdings prior to the Closing Date. None of the Tax returns so delivered currently is the subject of any audit, administrative proceeding, judicial proceeding or dispute. There are no facts or circumstances likely to give rise to or be the subject of any such dispute. Neither Sellers nor any FIR Group Company has executed or filed with any taxing authority any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes imposed on or with respect to any FIR Group Company, and no power of attorney granted by a Seller or a FIR Group Company with respect to any such Taxes is currently in force.

         (b) All books and records of the FIR Group Companies have been truly and accurately kept in full compliance with the Italian Accounting Principles and the applicable laws and regulations.

         (c) The FIR Group Companies and their businesses have been conducted in full compliance with past and present laws and regulations applicable to them and/or their business activities, including without limitation environmental matters and exchange control matters. Except as shown on Exhibit H/f, they have not handled or disposed of hazardous materials waste in the past ten years and their sites contain no underground tanks or pipes. None of their properties contain in the soils any harzardous materials which are required to be remediated by Italian law, except those which will in fact be remediated pursuant to Section 7.5 hereof. No hazardous materials have migrated to any adjoining property owned by third party or to any water supply source used by any third party.

         (d) The FIR Group Companies have obtained all permits, licenses and authorizations, including but not limited to, those relating to environmental matters which are necessary for the conduct of their business. FIR Group Companies are in all material aspects in full compliance with all terms and conditions of the required permits.

6.8      Regarding Insurance; Regarding Wages, Employees and Labor Relations.
         --------------------------------------------------------------------

         (a) The FIR Group Companies have insured their assets and against their potential liabilities, as shown in the policies, a list of which is attached hereto as Exhibit H/g. All such policies shall be timely renewed upon their expiration.

         (b) All personnel of the FIR Group Companies have been timely and fully paid their salaries; all taxes and other refund amounts have been withheld, and relative to such salaries have similarly been timely and fully paid to the competent authorities. Adequate funds or reserves have been created in the financial statements of the FIR Group Companies to provide for the severance indemnity due to the personnel upon resignation or retirement. There are no pension or unpaid social security liabilities of the FIR Group Companies. The FIR Group Companies have furnished to Holdings, as Exhibit H/h, a list of and copies of all employee benefit manuals; fringe benefit plans; retirement, welfare and pension plans; health and medical insurance plans; labor collective bargaining agreements; profit-sharing plans; and all similar types of employee benefit plans or programs. Except as set forth in Exhibit H/h, there have been no strikes or work stoppages each longer than five consecutive working days by any union or labor organization since August 1, 1992. There is no dispute or controversy with any union or other organization of the FIR Group Companies' employees. FIR Group Companies currently have satisfactory relationships with their employees. Exhibit H/h lists each former employee and/or officer of FIR Group Companies whose aggregate annualized compensation exceeded Lit. 60,000,000 and whose employment by FIR Group Companies has ceased for any reasons since August 1, 1992. Set forth opposite the name of each such employee and/or officer are: the positions held; the beginning and ending employment dates; and the reason for the cessation of the employment.

         (c) Subcontractor data. Attached hereto as Exhibit H/(i) is certain data prepared by Sellers regarding subcontractor relationship of the FIR Group Companies which data Sellers represent is true, correct and complete. None of the past or present subcontractors are actually (or will be characterized by any court to be) employees of the FIR Group Companies under Italian law.

6.9      Regarding Litigations.
         ----------------------

         Except as described in Exhibit H/j, the FIR Group Companies are not parties to any litigation, arbitration, regulatory or administrative proceeding or investigations (including but not limited to tax and fiscal authorities) pending or threatened.

6.10     Regarding Guarantees.
         ---------------------

         No guarantee issued by any of the FIR Group Companies and outstanding shall be in favor of third parties other than the Companies.

6.11     Regarding Governmental Authorities.
         -----------------------------------

         Neither the Sellers nor the FIR Group Companies is required to submit any notice, report or other filing with, and no consent, approval or authorization is required, by any governmental or regulatory authority in connection with their execution, delivery, consummation or performance of this Agreement or the transactions contemplated hereby.

6.12     Regarding No Undisclosed Liabilities, Claims, etc.
         --------------------------------------------------

         Except for (a) liabilities fully reflected or reserved against in the 1996 Consolidated Financial Statements; and (b) regular and usual liabilities and obligations incurred in the ordinary course of business consistent with past practices after the date of the 1996 Consolidated Financial Statements, the FIR Group Companies have no liabilities, obligations or claims (absolute, accrued, fixed or contingent, matured or unmatured, or otherwise), including liabilities, obligations or claims which may become known or which arise only after the Price Date or the Closing and which result from actions, omissions or occurrences of the FIR Group Companies prior to the Price Date or the Closing.

6.13     Regarding Absence of Certain Changes.
         -------------------------------------

         Since the date of the 1996 Consolidated Financial Statements, there has not been;

         (a) any material adverse change in the business, financial condition, earnings or operations of the FIR Group Companies' businesses;

         (b) any damage, destruction or loss, whether covered by insurance or not, adversely affecting the FIR Group Companies' properties and business;

         (c) any declaration, setting aside or payment of any dividend whether in cash, stock or property with respect to the FIR Group Companies' capital stock, or any redemption or other acquisition of such stock by any FIR Group Company;

         (d) any increase in the compensation payable or to become payable by any FIR Group Company to its directors, officers, key employees, Affiliates or Sellers or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such party;

         (e) any entry by any FIR Group Companies into any commitment or transaction, including, without limitation, any borrowing or capital expenditure other than in accordance with the Schedule of Capital
Expenditures (Exhibit H/k);

         (f) any change by any FIR Group Companies in accounting methods, practices or principles;

         (g) any termination or waiver of any rights of value to the business of any FIR Group Companies;

         (h) any other transaction or event other than in the ordinary course of the FIR Group

Companies' businesses;

         (i) any adoption or amendment of any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, or other plan, agreement, trust, fund or arrangement for the benefit of employees, exception made for the coming into force of the National Metal Workers Collective Agreement in 1997; or

         (j) any agreement or understanding made or entered into to do any of the foregoing.

6.14     Regarding Contracts.
         --------------------

Exhibit H/l contains a schedule of, and copies of, all Contracts to which any FIR Group Company is a party. The term "Contracts" shall include, but shall not be limited to, all oral (which shall be summarized in Exhibit H/m) and written contracts, agreements, agency agreements, loan agreements, mortgages, indentures, deeds of trust, guarantees, commitments, joint venture agreements, purchase and/or sale agreements, collective bargaining, union, consulting and/or employment contracts, leases of real or personal property, easements, distribution or dealer agreements, service agreements, license agreements and advertising agreements except there shall not be included agreements which do not exceed, in the case of any one agreement, an obligation or benefit of Lit. 10,000,000 and, in the case of all agreements, an aggregate obligation of Lit. 30,000,000. The FIR Group Companies are not in default or alleged to be in default under any Contract nor are Sellers aware of any default by any other party to any Contract, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute a default under any Contract. All of the Contracts are in full force and effect and constitute legal, valid and binding obligations of the parties thereto in accordance with their terms, and will remain in full force and effect after the Closing without any notice to or consent by any other party. Copies of all agreements, contracts and documents delivered and to be delivered hereunder by Sellers or the FIR Group Companies are and will be true and complete copies of such agreements, contracts and documents. All written summaries of oral agreements will be true and complete.

6.15     Regarding Absence of Certain Business Practices.
         ------------------------------------------------

         Neither Sellers, or any person or entity related to or affiliated with the Sellers, any officer, employee or agent of the FIR Group Companies or the Sellers, any other person or entity acting on behalf of or associated with the FIR Group Companies or the Sellers, nor any other entity directly or indirectly owned or controlled by the Sellers or the FIR Group Companies, acting alone or together, has

         (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefit, regardless of its nature or type, from any customer, supplier, trading company, shipping company, governmental employee or other entity or individual with whom the FIR Group Companies have done business directly or indirectly; or

         (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, governmental employee or other person or entity who is or may be in a position to help or hinder the business of the FIR Group Companies (or assist the FIR Group Companies in connection with any actual or proposed transaction) which

                  (i) might subject the FIR Group Companies to any damage or penalty in any civil, criminal or governmental litigation or proceeding,

                  (ii) if not given in the past, might have had an adverse effect on the assets, business or operations of the FIR Group Companies as reflected in the 1996 Consolidated Financial Statements or ,

                  (iii) if not continued in the future, might adversely affect the assets, business, operations or prospects of the FIR Group Companies or which might subject the FIR Group Companies to suit or penalty in any private or governmental litigation or proceeding.



                             Article 7 - Indemnity
                             ---------------------

7.1      Indemnification and Hold Harmless.
         ----------------------------------

         (a) The Sellers shall indemnify and hold harmless Holdings and each of its shareholders, officers and directors for any loss, damage, cost and/or expense borne by them or the FIR Group Companies and relative to events which occurred prior to the Closing and which would not have been borne if the representations and warranties given above had been fully accurate ("Loss") subject to the exemptions and limitations set forth below, provided, however, that no such exemption or limitation of any kind shall apply to the representations and warranties set forth in Sections 6.1and 6.2 hereof, nor with respect to any intentional act or misrepresentation committed by Sellers.

         (b) Any indemnifiable Loss shall be calculated after set-off with any provision included in the Consolidated Financial Statements against any such or different loss, and after deduction of windfalls deriving from events occurred prior to the closing, and the income and other taxes that would have been paid by the FIR Group Companies if the Loss had not occurred, after giving effect to the receipt of any indemnity payment for tax purposes.

         (c) Sellers shall not be liable for any Loss notified to them later than December 31, 2000, and shall not be liable unless and until in the aggregate, the Loss exceeds Lit. 80,500,000 (the "Basket Limitation").

7.2      Limitations on Indemnity.
         -------------------------

         Except as set forth in Section 7.1(a), in no event shall the indemnity due by Sellers for the representations and warranties given herein exceed the amount of the Warranty Deposit Account deposited with the Escrow Agent at the time the claim is notified. With regard to Environmental matters, any indemnity due by Sellers shall first be drawn from the Environmental Escrow Fund mentioned in section 7.5 below and then, to the extent necessary, from the Warranty Deposit Account and in no event should exceed the amount in such Account.

7.3      Escrow Agreement and Procedures Thereunder.
         -------------------------------------------

         (a) At the Closing, Sellers and Holdings shall enter into the Escrow Agreements provided for in Section 3.2 hereof and in the form of Exhibit D-1, D-2 and D-3 hereto. The Escrow Agent shall hold and administer three separate and distinct escrow accounts (collectively the "Escrow Accounts", singularly "Account"). One Account shall be referred to herein as the Price Deposit Account, another as the Warranty Deposit Account and the third ad the Environmental Escrow Fund. The total amount initially deposited into the Escrow Accounts shall be Lit. 17,738,000,000 (the "Initial Escrow Amounts"). The Initial Escrow Amounts and any interest earned thereon shall be referred to as "Escrow Funds". The Initial Escrow Amounts shall be deposited by Sellers with the Escrow Agent under the Escrow Agreements at Closing as follows:


                     Account                Amount
                     -------                ------

              Price Deposit Account         Lit. 11,755,000,000
              Warranty Deposit Account      Lit.   5,500,000,000
              Environmental Escrow
              Fund
                                            Lit.      483,000,000


         (b) The Escrow Accounts shall be held, invested and distributed in accordance with the Escrow Agreement.

         (c) The Warranty Deposit Account shall remain in escrow, unless released as herein provided:

                  (i) Holdings shall be entitled, at any time and from time to time that it has a claim or claims subject to indemnification, payment or distribution to make a written notice of claim ("Notice of Claim") on the Warranty Deposit Account to the Escrow Agent and the other party, through their representatives. The Escrow Agent shall disburse Escrow Funds from the Warranty Deposit Account to Holdings with respect to such claim or claims upon the expiration of (15) fifteen working days after receipt by the Escrow Agent of such Notice of Claim, unless prior to the expiration of such 15working day period, the Escrow Agent shall have received a written notice of objection ("Notice of Objection") from Sellers, specifying, with particularity, the basis for such objection. A claim or claims paid pursuant to this Section 7.3 (c) (i ) shall be "Paid Claims." A claim can be made and funds be drawn by Holdings for any requirements of Holdings to pay orders of payment issued by tax, social security or other governmental agencies or courts relative to an indemnifiable claim.

                  (ii) If a Notice of Objection is filed with the Escrow Agent, the claim or claims described in the Notice of Claim shall be the subject of arbitration in accordance with Article 13 hereof and the Escrow Agent shall retain or disburse the Escrow Funds from the Warranty Deposit Account which are the subject of the claim or claims in accordance with the order of the arbitrators with respect thereto (the "Arbitrators Order"). A claim or claims which are the subject of, and pending receipt of, an Arbitrators Order shall be "Pending Claims."

                  (iii) On the first anniversary of the Closing hereunder, Lit. 1,375,000,000 of the Escrow Funds in the Warranty Deposit Account less the cumulative amount of any Paid Claims or Pending Claims for the preceding one-year period ("Period 1") on such Warranty Deposit Account shall be paid to Sellers by the Escrow Agent. In the event that the cumulative amount of Paid Claims or Pending Claims on such Warranty Deposit Account for Period 1 exceed Lit. 1,375,000,000, no Escrow Funds in such Warranty Deposit Account shall be paid to Sellers from such Warranty Deposit Account from such Warranty Deposit Account.

                  (iv) On December 31, 1998, an additional
Lit.1,375,000,000 of the Escrow Funds in the Warranty Deposit Account plus any such Escrow Funds described in Section 7.3 (c)(iii) which, during Period 2 (being the period from the anniversary of the Closing to December 31, 1998), cease to be subject to Pending Claims on such Warranty Deposit Account less the cumulative amount of any such Paid Claims or Pending Claims on such Warranty Deposit Account for Period 1 and Period 2 shall be paid to Sellers by the Escrow Agent. In the event that the cumulative amount of such Paid Claims or Pending Claims for said Periods 1 and 2 exceed such Escrow Funds in such Warranty Deposit Account available for payment for the Periods 1 and 2, no such Escrow Funds shall be paid to Sellers from such Warranty Deposit Account.

                  (v) On December 31, 1999, an additional Lit.1,375,000,000 of the Escrow Funds in the Warranty Deposit Account plus any Escrow Funds on such Warranty Deposit Account described in Sections 7.3(c)(iii) and 7.3(c)(iv) which, during Period 3 (being the period from January 1, 1999 to December 31, 1999), cease to be subject to Pending Claims on such Warranty Deposit Account less the cumulative amount of any such Paid Claims or Pending Claims for Periods 1, 2 and 3 shall be paid to Sellers by the Escrow Agent. In the event that the cumulative amount of Paid Claims or Pending Claims for said Periods 1, 2 and 3 exceed the Escrow Funds in such Warranty Deposit Account available for payment for Periods 1, 2 and 3, no Escrow Funds shall be paid to Sellers from such Warranty Deposit Account.

                  (vi) After December 31, 2000 and upon the resolution of all Pending Claims on such Warranty Deposit Account, the balance of the Escrow Funds in the Warranty Deposit Account shall be paid to Sellers.

         (d) The Price Deposit Account shall be distributed in accordance with Sections 3.1(c) and (d) hereof.

         (e) The Environmental Escrow Fund should be distributed in accordance with Section 7.5.

         (f) As provided in the Escrow Agreement, all fees and expenses of theEscrowAgent shall be paid from interest earned on the Escrow Funds.

7.4      Tax Indemnification.
         --------------------

         (a) Sellers shall be liable for (i) all Taxes of the FIR Group Companies for the taxable periods ending on or before the Closing Date and
(ii) the portion of any Taxes for a period not ending on or before the Closing Date that is attributable to the operations of the FIR Group Companies prior to the Closing Date and that exceeds the amount of such Taxes that have been fully accrued for in the Closing Financial Statements.

         (b) All Taxes attributable to the operations of the FIR Group Companies after the Closing Date shall be borne by the FIR Group Companies, or Holdings, and any refunds or credits in respect of such Taxes shall be the property of the FIR Group Companies, or Holdings, as the case may be. For the purposes of determining the amount of the liability for Taxes attributable to the period from July 31, 1996 through the Closing Date, the income, deductions, credits, allowances and other items for the taxable year that includes the Closing Date shall be allocated pro rata to the period in the taxable year occurring on or before the Closing Date and to the period in that taxable year occurring after the Closing Date.

         (c) The Sellers shall prepare or cause to be prepared in an interim report the results of operations of the FIR Group Companies from July 31, 1996 through the Closing Date on a basis consistent with the existing procedures for preparing Tax returns and in a manner consistent with prior years' practice with respect to the treatment of specific items on a Tax return, other than in the case of an applicable change in law affecting such Tax return or the treatment of any item thereon. Holdings shall, or shall cause the FIR Group Companies to, be responsible for preparing and filing all Tax returns and reports of the FIR Group Companies for periods ending: (i) after the Closing Date and (ii) on or prior to the Closing Date when the Tax returns relating to such tax periods are due after the Closing Date (after taking into account any applicable extensions of time to file), which returns shall be prepared and filed timely and on a basis consistent with existing procedures for preparing such returns and in a manner consistent with prior years' practice with respect to the treatment of specific items on the return, other than in the case of any applicable change in law affecting such Tax return or the treatment of any item thereon. Any deficiency for Taxes for which the Sellers are liable as provided in Section 7.4(a) hereof in connection with the returns described in the immediately preceding sentence shall be deemed a Loss and be subject to indemnification as set forth in sections 7.1 and 7.2 hereof

         (d) Holdings, the FIR Group Companies and the Sellers (and their respective tax, accounting and legal service providers) shall provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return or report of Taxes, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes. Holdings, the FIR Group Companies, the Sellers (and their respective tax, accounting and legal service providers) will retain for the full period of any statute of limitations and provide the others with any records or information that may be relevant to such preparation, audit, examination, proceeding or determination.

         (e) Holding and Sellers hereby agree that in the event a claim with respect to Taxes is made pursuant to this Agreement, each party shall furnish or cause to be furnished to any of them all books, records, tax returns and other information reasonably requested by such other party that relate to such claims, and each party agrees to file on behalf of the other party any returns, forms or other statements that relate to such claims.

         (f) Sellers hereby agree that any and all tax agreements, arrangements or undertakings between Sellers, on the one hand, and any FIR Group Company, on the other hand, that relate to any payment or liability by any FIR Group Company for its Taxes shall terminate as of the Closing Date and any rights or obligations resulting from such agreements shall be eliminated as of the Closing Date.

         (g) If in connection with any examination, investigation, audit or other proceeding of any Tax return for a taxable period ending prior to the Closing Date, any governmental body or authority issues to a FIR Group Company, or Holdings, a written notice of deficiency, a proposed adjustment, an assertion of claim or demand concerning the tax period covered by such return, Holdings shall notify Sellers of its receipt of such communication from the governmental body or authority. The failure or delay of Holdings to so notify Sellers shall not reduce or otherwise affect the obligations of Sellers hereunder. Sellers shall, at their expense, have the sole and exclusive right, power and authority to contest any such assessment, proposal, claim, demand or other proceeding and to represent and act for and on behalf of the relevant FIR Group Company in connection with any notice, proposal, investigation, assessment, audit, examination or any other proceedings of any kind whatsoever in connection with any Tax return for a taxable period of any FIR Group Company ending on or prior to the Closing Date. Sellers agree to keep Holdings informed of the progress of any such proceeding and to consult with Holdings in good faith in connection therewith. Sellers further agree that they will not settle or resolve any issue related to Taxes which, is so settled or resolved, would have an effect on any FIR Group Company or Holdings for periods ending after the Closing Date, without the prior written consent of Holdings. If any examination, investigation, audit or other proceeding relates to a Tax return for a period that ends after the Closing Date, the FIR Group Companies, or Holdings, shall control and resolve such examination, investigation, audit or other proceeding.

         (h) If there is an adjustment to any return or report of Taxes for any FIR Group Company that creates a deficiency in any Taxes for which Sellers are liable under the provisions of this Section 7.4, or if Sellers shall receive a refund with respect to Taxes that is the property of a FIR Group Company, or Holdings, under the provisions hereof, Sellers shall either (i) pay to Holdings as an adjustment to the Base Purchase Price the refund received by Sellers (plus interest thereon actually received from any governmental authority) or (ii) be liable to Holdings for such deficiency as a loss subject to indemnification under Section 7.1 hereof . If there is an adjustment to any return or report of Taxes for a FIR Group Company that results in a refund realized by Holdings which is the property of Sellers under the provisions hereof, Holdings shall pay the amount of such refund to Sellers as an adjustment to the Base Purchase Price (plus any interest thereon actually received from any governmental authority).

         (i) The terms and provisions of this Section 7.4 shall control and govern with respect to the matters covered thereby notwithstanding any terms and provisions of Section 7.1 and 7.3 to the contrary.

7.5      Environmental Idemnity.
         -----------------------

         (a) Sellers and Holdings agree that there currently exist certain possible environmental conditions in the soil of the Casalmaggiore plant (the "Site") of the Fir Group Companies which may require additional testing and possible remediation under Italian law. The parties agree to proceed with the required testing and possible remediation in accordance with the terms of this Section 7.5. Any environmental indemnity exceeding the Environmental Escrow paid shall be paid out of the Warranty Deposit Account to the extent that money is available therein.

         (b) Holdings has retained Montgomery Watson SpA (Milano) ("M/W") to test the Site for environmental conditions that may require remediation under the laws of Italy. M/W has delivered a preliminary report indicating certain possible conditions of the Site that may require remediation and recommending further testing.

         (c) At the Closing Sellers will deliver to Escrow Agent pursuant to the Environmental Escrow Agreement the amount of Lit. 483,000,000 to be held and administered as provided herein and therein.

         (d) A firm of Environmental advisors (the Advisors) acceptable to both parties shall, within ninety (90) days from Closing, deliver a Second Preliminary Report recommending further testing and any remediation of the Site that may be required by law. Such Second Report shall be subject to approval by Sellers and Holdings and be subject to arbitration of disputes by Sellers and Holdings. The Environmental Escrow Funds shall be utilized by the Escrow Agent to pay for (i) the fees for the Second and further Reports, for any agreed upon further testing or monitoring of the Site and
(ii) for the costs of any required remediation of the Site. No legal fees of Seller or Holdings (other than those of Holdings relating to the interpretation of environmental laws) shall be paid from the Environmental Escrow Funds. Within twelve (12) months of the Closing Date, the Advisors shall deliver a Final Environmental Report on the Site, which report will be subject to approval by Sellers and Holdings, subject to arbitration of disputes by Sellers and Holdings. The Final Report shall provide if required for a Remediation Plan for the Site, including Maximum Estimated Costs of same. The amount of the Maximum Costs shall be held in the Escrow account and all amounts in excess of same in said account shall be paid by Escrow Agent to Sellers not later than 15 months of the Closign Date. The Escrow Agent shall pay funds to third parties for the cost of testing and remediation as approved by the parties or instituted by an Arbitration Order, all pursuant to the Final Environmental Report.

7.6      FIR Representations, Warranties and Guaranties.
         -----------------------------------------------

         (a) Holdings acknowledges that FIR is the holder of representations and warranties given by the previous owners of the Fir Group Companies relating to the period ending September 1994 and that such representations and warranties are assisted by Bank guarantees (the FIR Representations, Warranties and Guarantees) (Exhibit H/n).

         (b) The parties agree that they shall jointly examine any claim submitted by Holdings against Sellers in order to determine whether such claims may be enforced against the previous owners by Fir under the Fir Representations, Warranties and Guarantees. In the event both parties agree that the claims may be so enforced, then Holdings shall cause Fir to enforce such claims, without prejudice to Sellers liability in the event the claim cannot be enforced and without prejudice to Holdings right to draw provisionally on the Warranty Deposit Account in the event the enforcement is not completed within six month, subject to restitution to Sellers upon completion. Notwithstanding the foregoing agreement to delay enforcement of an indemnifiable claim against the Sellers for six (6) months, such claim may be made and shall be effective on the date made to freeze in the Warranty Deposit Account.

         (c) In the event Holdings does not agree on the enforcement of the Fir Representations, Warranties and Guarantees with regard to the claim submitted then Holdings shall nevertheless as a condition to drawing on the Warranties Deposit Account cause Fir to enforce such Representations, Warranties and Guarantees for the account and at the expenses of Sellers.


                      Article 8 -- Interim Management
                      -------------------------------

8.1      Covenants of Sellers.
         ---------------------

         As to the interim period between July 31, 1996 and the Closing Date the Sellers represent and warrant the following:

         (a) The business of the FIR Group Companies has been and shall be conducted only in the ordinary course of business and in accordance with past practices, which were in accordance with the law. From the date of signature of this Agreement, Sellers shall cause the FIR Group Companies to consult with Holdings prior to entering into any transaction or negotiation or taking any action that may have a material effect on the FIR Group Companies. The Holdings officer to be consulted for the purposes hereof shall be Mr. Joseph Linnen or such other person as will be designated by such officer or Holdings in writing.

         (b) The business and organization of the FIR Group Companies have not been and shall not be adversely affected by actions or omissions under the reasonable control of the Sellers or the FIR Group Companies.

         (c) No employees receiving an annual compensation of Lit. 70,000,000 or more, consultants, agents or representatives have been or shall be hired or dismissed and none of the respective rights and obligations thereof have been or shall be modified, except as required by the law or national collective agreements.

         (d) No indebtedness, contract, commitment or unusual transaction has been nor shall be entered into by or on behalf of the FIR Group Companies extending beyond the Closing Date, or involving the sale or disposition of a capital asset, except commitments which are normal in the ordinary course of the FIR Group Companies' business for the purchase of supplies and orders from or contracts with customers. Investments made or committed for an amount exceeding Lit.
200.000.000  are disclosed in Exhibit H/o hereto.

         (e) The Sellers have maintained and shall maintain the FIR Group Companies solvent and in good standing and have taken and shall take no action that may lead to any change in the FIR Group Companies Deeds of Incorporation or By-laws or the share ownership of the FIR Group Companies.

         (f) Except as disclosed in Exhibit H/p hereto no dividend, distribution, extraordinary bonus or payment or other operation affecting the capital of the FIR Group Companies has been or shall be declared, resolved or paid to the Sellers with respect to the shares of the FIR Group

Companies.

         (g) No transaction has taken or shall take place between the FIR Group Companies and the Sellers except commercial transactions at arms length in the ordinary course of the business of the FIR Group Companies.

         (h) No exceptional increase in the inventory of the FIR Group Companies has taken or shall take place.

                  (i) No shareholder resolution other than necessary under the applicable law has been, or shall be adopted, no shareholders agreement shall be entered into or amended, as the case may be, and no By-laws of any of the FIR Group Companies shall be changed.

         (j) Sellers shall cause Holdings to have full access to the FIR Group Companies' premises, records and interim financial information pending the Closing.

8.2      Applicability of Indemnification.
         ---------------------------------

The Interim Management covenants set forth herein shall be subject to the indemnification procedure set forth in Article 7.



               Article 9 -- Boards of the FIR Group Companies
               ----------------------------------------------


9.1      Actions of Directors and Shareholders.
         --------------------------------------

         Sellers shall cause all members of the board of directors of the FIR Group Companies to tender their resignations on or before the day of the Closing and shall cause a meeting of the board of directors or of the shareholders of the FIR Group Companies, as Holdings shall request, to be called for the day of the Closing in order to allow Holdings to replace as many directors of the FIR Group Companies as Holdings shall deem fit.

9.2      Actions of Board of Statutory Auditors.
         ---------------------------------------

         Sellers shall furthermore cause their representatives on the board of statutory auditors of the FIR Group Companies to tender their resignations on or before the day of the Closing.



                       Article 10 -- Other Agreements
                       ------------------------------


10.1     Consultants, Brokers and Finders.
         ---------------------------------

         Sellers and Holdings each represent and warrant to the other that they have not retained any consultant, broker or finder in connection with the transactions contemplated by this Agreement, except for Societe Generale retained by Sellers and Frederic L. Agneessens of Greendrive Capital and Anthony S. Pranzo of Pranzo, Inc. retained by Holdings. Sellers and Holdings each hereby agree to indemnify, defend and hold the other party and its officers, directors, employees and affiliates, harmless from and against any and all claims, liabilities or expenses for any brokerage fees, commissions or finders fees due to any consultant, broker or finder retained by the indemnifying party other than those set forth above.

10.2     Noncompetition Agreement.
         -------------------------

         At the Closing, Holdings and Carlo Bergamaschi will enter into a Noncompetition Agreement in the form set forth in Exhibit I.

10.3     Noncompetition Agreement.
         -------------------------

         At the Closing, Holdings and the Sellers other than Carlo Bergamaschi, will enter into Noncompetition Agreements in the form set forth in Exhibit J.



          Article 11 -- Conditions to the Obligations of Holdings
          -------------------------------------------------------


         Each and every obligation of Holdings under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by Holdings:

11.1     Representations and Warranties; Performance.
         --------------------------------------------

         The representations and warranties made by the Sellers herein shall be true and correct in all material respects on the date of this Agreement and on the Closing Date with the same effect as though made on such date; the Sellers shall have performed and complied with all material agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date; Sellers shall have, and shall have caused the President and chief financial officer of FIR Group Companies to have delivered to Holdings a certificate, dated the Closing Date, in the form to be designated Exhibit K hereto, certifying to such matters and the other conditions contained in this Article 11.

11.2     Consents and Approvals.
         -----------------------

         All consents from and filings with third parties, regulators and governmental agencies required to consummate the transactions contemplated hereby, or which, either individually or in the aggregate, if not obtained, would cause a material adverse effect on FIR Group Companies' financial condition or business shall have been obtained and delivered to Holdings.

11.3     Opinion of Sellers' Counsel.
         ----------------------------

         Holdings shall have received an opinion of Sellers' counsel, dated the Closing Date, in the form to be mutually agreed upon and attached hereto as Exhibit L.

11.4     No Material Adverse Change.
         ---------------------------

         There shall have been no material adverse change since the Financial Statement Date in the business, financial condition, earnings or operations of FIR Group Companies' business.

11.5     No Proceeding or Litigation.
         ----------------------------

         No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced or threatened against any of Sellers, FIR Group Companies, Holdings or any of their respective principals, officers or directors seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

11.6     Financial Condition at Closing.
         -------------------------------

         (a) At the Closing, FIR Group Companies will have the necessary fixed assets, intangible and tangible, to continue their business in its normal course and consistent with past practices.

         (b) No dividends, shareholder distributions, bonuses, debt repayments, or excessive compensation shall have been declared or paid by FIR Group Companies from March 1, 1997 to the Closing, unless otherwise mutually agreed or otherwise in the normal course of business.

         (c) FIR Group Companies shall have closed the acquisition of TEA in accordance with the draft acquisition agreement attached hereto as Exhibit M.

         (d)1) Holdings' auditor shall conduct a certified audit of FIR Group Companies as at July 31, 1996 and 1995, the results of which shall not result in a reduction for 1996 of the FIR Group Companies' EBIT of more than Lit. 1,000,000,000 or for 1995 or 1996 of their Net Worth of Lit. 2,000,000,000 as compared to the financial statements for such period delivered hereunder, provided however that reductions resulting from the application of principles of consolidation different from those applied by Sellers to the individual balance sheets shall not be taken into consideration. This condition to Closing will expire, if not availed of by April 7, 1997 and shall not remain a condition thereafter. Net Worth shall mean all assets less all liabilities. EBIT shall have the same meaning as in Section 3.1 hereof. This audit will use Italian generally accepted accounting principles and the accrual basis of accounting. Holdings will bear the cost of this audit.

         (d)2) Offsite Environmental Due Diligence. Holding shall have completed by April 7, 1997 reasonable due diligence with respect to offsite environmental matters at Casalmaggiore site and shall be satisfied in its reasonable discretion that no liability or claims exist on behalf of any third party of more than Lit.11,000,000,000 in the aggregate. This condition to Closing will expire, if not availed of by April 7, 1997 and shall not remain a condition thereafter.

11.7     Good Faith Deposit; Liability Limitation
         ----------------------------------------

         On April 8, 1997 Holdings shall deposit with the Escrow Agent the sum of Lit.3,544,000,000 to be held by the Escrow Agent to secure the performance of Holdings obligations hereunder. Such deposit shall be repaid by the Escrow Agent to Holdings if Holdings complies with all of the terms of this agreement, either at the Closing, or earlier if Holdings rightfully terminates this agreement. If Holdings wrongfully terminates this agreement or fails to perform its obligation to deliver the Base Purchase Price at the Closing, the Escrow Agent shall deliver the deposit amount to Sellers. If the deposit amount is delivered to Sellers hereunder, Holdings shall have no further or additional liability to Sellers of any kind under this agreement.

11.8 Other Documents.
     ----------------

         Sellers will furnish or cause FIR Group Companies to furnish Holdings with such other and further documents and certificates of its officers and others as Holdings shall reasonably request to evidence compliance with the conditions set forth in this Agreement.

11.9     Other Agreements.
         -----------------

         The Agreements described in Article 10 shall have been entered into and delivered.



                        Article 12 -- Miscellaneous
                        ---------------------------


12.1     Partial Invalidity.
         -------------------

         If one or more provisions of this Agreement should be or become invalid or unenforceable, this shall not affect the validity and enforceability of the remaining provisions of this Agreement. In such event the Parties shall cooperate to substitute for the invalid or unenforceable provision another valid and enforceable provision the business effect of which comes as close as possible to the intended business purpose of the invalid or unenforceable provision.

12.2 Notices. All notices hereunder shall be given to the respective Parties hereto as follows:

Sellers:

         Tulipa S.A.
         c/o Svasa
         Attention Donato Dall'Ava
         Via Zurigo 46
         CH 6900 Lugano
         Switzerland
         Telephone:  ++41 91 92.22.231
         Telecopier:  ++41 91 92.22.232

         with copies to:

         Alberto Montanari, Esq.
         Viale Monte Santo, 1

         20124 Milan
         Italy
         Telephone: ++39.2.29.00.56.55
         Telecopier: ++39.2.29.00.58.06

Holdings and Holdings-USA:

         Mr. Thomas H. Quinn
         Mr. Joseph Linnen
         Mr. Gordon Nelson
         FIR Group Holdings, Inc.
         c/o Jordan Industries, Inc.
         Arbor Lake Centre, Suite 550
         Lake Cook Road
         Deerfield, Illinois 60015
         USA
         Telephone: ++1.847.945.5591
         Telecopier: ++1.847.945.5698

         with copies to:

         G. Robert Fisher, Esq.
         BRYAN CAVE LLP
         3500 One Kansas City Place
         1200 Main Street,
         Kansas City, Missouri 64105-2100
         USA
         Telephone: ++1.816.374-3200
         Telecopier: ++1.816.374-3300

         and

         Gerardo M. Boniello, Esq.
         Alberto M. Fornari, Esq.
         Baker & McKenzie
         Piazza Meda, 3
         20121 Milan
         Italy
         Telephone: ++39.2.76. 01.39.21
         Telecopier: ++39.2.76.00.83.22

or to such other person or address as either Party hereto shall designate by written notice to the other Parties hereto. All notices shall be given in writing or by telefax and shall be deemed to be received when delivered if sent by registered mail and when transmitted if sent by telefax.

12.3     Documents.
         ----------

         All agreements and other documents which have been submitted to Holdings by the Sellers prior to Closing have been identified as such and initialed by the Parties for purposes of identification. Holdings confirms receipt of them.

12.4     Assignment.
         -----------

         Except that Holdings may assign the Agreement to one of its affiliated companies or entities or to its financial institutions, or merge with one of its affiliated companies, this Agreement and any rights or claims hereunder shall not be assignable.

12.5     Costs.
         ------

         Each party to this Agreement shall pay its own costs of and expenses incidental to this Agreement. The cost of the stamp duties payable on the transfer of the shares and relative notarial fees, as well as the cost of registration of this Agreement, if any, shall be paid by Holdings.

12.6     Announcements.
         --------------

         No announcement shall be made by any party hereto relating to the transaction described herein without the prior written consent of the other party not unreasonably withheld.

12.7     Waiver.
         -------

         Failure to assert any right or claim shall not be construed as a waiver to assert such right or claim or any other right or claim.

12.8     Integration.
         ------------

         This Agreement and its Exhibits constitute the entire understanding of the parties relating thereto.

12.9     Amendments.
         -----------

         Any amendments to this Agreement shall be in writing and signed by all parties hereto and indicating the intent to amend this Agreement.

                Article 13 -- Arbitration and Applicable Law
                --------------------------------------------


13.1     Arbitration.
         ------------

         All disputes arising out of or in connection with this Agreement or any agreement ancillary hereto or executed at the Closing, including any question regarding its existence, validity or termination, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce of Paris by three arbitrators in accordance with said Rules.

13.2     Selection of Arbitrators.
         -------------------------

         Holdings and the Sellers shall each nominate one arbitrator for confirmation by the competent authority under the applicable Rules (Appointing Authority). Both arbitrators shall agree on the third arbitrator within 30 days. Should the two arbitrators fail, within the above time-limit, to reach agreement on the third arbitrator, he shall be appointed by the Appointing Authority. Any nomination of an arbitrator by or on behalf of the Sellers must be by joint agreement between them; if the Sellers fail, within the time-limit fixed by the Appointing authority, to agree on such joint nomination, said arbitrator shall immediately be appointed by the Appointing Authority.

13.3     Location and Procedural Law.
         ----------------------------

         The seat of arbitration shall be Milan, Italy and the procedural law of Italy shall apply where the Rules are silent.

13.4     Language.
         ---------

         The language to be used in the arbitration proceeding shall be English.

13.5     Substantive Law.
         ----------------

         All disputes shall be settled in accordance with the provisions of this Agreement, otherwise in accordance with the substantive law in force in Italy without reference to other laws. The application of the United Nations Convention on contracts for the International Sale of goods of April 11, 1980 shall be excluded.

         This Share Purchase Agreement is executed in six copies whereby each Party shall receive one signed original.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 21st day of March, 1997.

                                  SELLERS

                                  --------------------------------
                                  Carlo Bergamaschi

                                  --------------------------------
                                  Paolo Bergamaschi

                                  --------------------------------
                                  Andrea Salati



                                  TULIPA S.A.

                          By:      _________________________________

                          Name:    _________________________________

                          Title:   _________________________________



                                    HOLDINGS

                                    FIR Group Holdings Italia, S.r.l.



                           By:      _________________________________

                           Name:    __________________________________

                           Title:   __________________________________

                                 GUARANTEE
                                 ---------



The undersigned, Motor and Gear Inc. ("Holdings-USA") hereby guarantees the performance by FIR Group Holdings Italia, S.r.l. of its obligations hereunder.





                                       MOTOR AND GEAR INC.



                              By:      _______________________________

                              Name:    _______________________________

                              Title:   _______________________________

                          SCHEDULE OF EXHIBITS TO

                     AGREEMENT FOR PURCHASE AND SALE OF

                       SHARES OF FIR GROUP COMPANIES





   Exhibit                                      Title
   -------                                      -----



Exhibit A                  Estimate of Indebtedness to Third Party Financial
                           Institutes on February 28, 1997

Exhibit B                  DFCE Example

Exhibit C                  Methods and Principles of Computations of DFCE and
                           EBIT

Exhibit D1                 Warranty Deposit Account Escrow Agreement

Exhibit D2                 Environmental Escrow Agreement

Exhibit D3                 Price Deposit Account Escrow Agreement

Exhibit E                  Purchase Price Allocation

Exhibit F                  List of  Subsidiaries or Affiliates and Agreements
                           Among Them

Exhibit G                  Exceptions re: Capital Shares or Other Participation

Exhibit H/a                Details on Title to Properties and Assets

Exhibit H/b                List of Leases

Exhibit H/c                Exceptions to Industrial Property and Know-How

Exhibit H/d                List of Liabilities relating to the Sale of Products

Exhibit H/e                1996 Consolidated Financial Statements

Exhibit H/f                Exceptions to Representations and Warranties in
                           Section 6.7

Exhibit H/g                List of Insurance Policies

Exhibit H/h                List of Employee Benefit Plans; Exceptions to
                           Strikes or Work Stoppages; List of Former Employees/
                           Officers Compensation Exceeding Lit. 60,000,000

Exhibit H/i                Subcontractor data

Exhibit H/j                List of Pending Litigations

Exhibit H/k                Schedule of Capital Expenditures

Exhibit H/l                Schedule of Contracts

Exhibit H/m                Summary of Oral Contracts

Exhibit H/n                FIR Representations, Warranties and Guarantees

Exhibit H/o                List of Investments Exceeding Lit. 200,000,000

Exhibit H/p                List of Dividends, Distributions and Payments
                           Affecting the Capital of the FIR Group Companies

Exhibit I                  Noncompetition Agreement between Holdings and Carlo
                           Bergamaschi.

Exhibit J                  Noncompetition Agreement between Holdings and Tulipa
                           S.A.

Exhibit K                  Certificate Regarding Representations and Warranties
                           Given by  FIR Group Companies

Exhibit L                  Opinion of Seller's Counsel

Exhibit M                  TEA Draft Acquisition Agreement



                                      2